                                                                    Exhibit 12.1

                Computation of Ratio of Earnings to Fixed Charges
                                 CSX Corporation
                       Ratio of Earnings to Fixed Charges

                              (Millions of Dollars)

                                                For the Fiscal Years Ended
                                      ----------------------------------------------------
                                      Dec. 28,   Dec. 29,   Dec. 31,    Dec.25,   Dec. 26,
                                       2001        2000       1999       1998       1997
                                      --------   --------   --------   --------   --------
EARNINGS:

    Earnings Before Income Taxes      $   448     $ 277      $ 104     $   744    $ 1,159
    Interest Expense                      518       550        528         513        458
    Amortization of Debt Discount          --         1         --           1          4
    Interest Portion of Fixed Rent         88       109        151         183        196
    Undistributed Earnings of
    Unconsolidated Subsidiaries            (2)      (18)       (58)       (238)      (150)
                                      --------   --------   --------   --------   --------

Earnings, as Adjusted                   1,052     $ 919      $ 725     $ 1,203    $ 1,667
                                      ========   ========   ========   ========   ========

FIXED CHARGES:

    Interest Expense                      518     $ 550      $ 528     $   513    $   458
    Capitalized Interest                    7         6          8           9          3
    Amortization of Debt Discount          --         1         --           1          4
    Interest Portion of Fixed Rent         88       109        151         183        196
                                      --------   --------   --------   --------   --------

Fixed Charges                             613       666      $ 687     $   706    $   661
                                      ========   ========   ========   ========   ========

Ratio of Earnings to Fixed Charges       1.7x      1.4x       1.1x        1.7x       2.5x
                                      ========   ========   ========   ========   ========